Exhibit 99.1

P r e s s R e l e a s e Contact: David W. Wehlmann Executive Vice President & Chief Financial Officer

AMEX SYMBOL: GW
FOR IMMEDIATE RELEASE: HOUSTON, TEXAS — FEBRUARY 26, 2007, GREY WOLF, INC. ANNOUNCES RECORD OPERATING RESULTS FOR THE YEAR ENDED DECEMBER 31, 2006
Houston, Texas, February 26, 2007 — Grey Wolf, Inc. (“Grey Wolf” or the “Company”) (AMEX-GW) reported net income of $52.5 million, or $0.24 per share on a diluted basis, for the three months ended December 31, 2006 compared with net income of $38.2 million, or $0.17 per share on a diluted basis, for the fourth quarter of 2005. Revenues for the fourth quarter of 2006 were $240.3 million compared with revenues for the fourth quarter of 2005 of $204.1 million.
For the year ended December 31, 2006, Grey Wolf reported record net income of $220.0 million, or $0.98 per share on a diluted basis, on revenues of $945.5 million. This compares with net income of $120.6 million, or $0.54 per share on a diluted basis, on revenues of $697.0 million for the year ended December 31, 2005. The 2006 results include a second quarter after-tax gain related to insurance proceeds of $2.7 million ($0.01 per diluted share) along with after-tax gains of $7.6 million ($0.03 per diluted share) from the sale of five rigs formerly held for refurbishment and other spare equipment.
“2006 was the second straight year in which the Company set record levels of revenue, net income, and EBITDA,” commented Tom Richards, Chairman, President and Chief Executive Officer. “Year-over-year the Company’s net income rose by 82% and revenues were up 36%. EBITDA for 2006 totaled $432.0 million, up 63% from 2005. Not only did we break the record for all of these financial metrics, but we also improved our year-over-year safety recordable incident rate by 31% at the same time that man hours worked increased by almost 10%.”
Mr. Richards continued, “Three of the six new 1,500 horsepower rigs we ordered in 2006 have been delivered and are working. One of the remaining three new rigs is scheduled for delivery later in the first quarter of 2007, one in the second quarter, and the last rig is expected by the end of the third quarter. All six of the new rigs, as well as the 17 refurbishments completed over the last two years are supported by long-term contracts under which the Company fully expects to recover the cost of the capital expended during the initial contract term. After deployment of these rigs, our fleet will total 121 rigs. Our continuing strategy is to add new rigs to our fleet only when supported by term contracts.”
As of February 26, 2007, the Company is marketing 118 rigs, with 83 of those working under daywork term contracts, 23 working under spot market daywork contracts, eight working under turnkey contracts and four rigs are idle. Grey Wolf averaged 110 rigs working in the fourth quarter of 2006.

GREY WOLF, INC.
10370 Richmond Avenue • Suite 600 • Houston, Texas 77042-4136
(713) 435-6100 — Fax (713) 435-6170
www.gwdrilling.com

GREY WOLF, INC. — PRESS RELEASE — FEBRUARY 26, 2007
This compares with an average of 107 rigs working in the third quarter of 2006 and 108 rigs working during the fourth quarter of 2005.
The Company renewed 14 of 19 term contracts that were scheduled for renewal in the fourth quarter of 2006, and to date has renewed two of the fourteen first quarter 2007 renewals and one second quarter renewal. The Company has approximately 21,600 days, or an average of 59 rigs, contracted for all of 2007 and 6,800 days or an average of 19 rigs committed in 2008.
Mr. Richards concluded, “There is currently some excess capacity in the land drilling market and newly-built rigs are coming into the market. With this additional capacity, we have seen a softening in some spot market dayrates over the past two months. While there are differences depending on market and rig size, the average decline in dayrates is between 5% and 15%. Grey Wolf’s extensive portfolio of term contracts and our premium quality equipment coupled with our skilled rig crews buffer our exposure to the recent erosion in spot market dayrates and the effects of extra capacity.”
Capital expenditures totaled $197.2 million in 2006, including $65.1 million during the fourth quarter. Based upon the remaining payments for the new rig purchases and 2007 rig activity, capital expenditures for 2007 are projected to be $130.0 million to $140.0 million.
The Company reported total earnings before interest expense, taxes, depreciation and amortization (“EBITDA”) of $105.0 million in the fourth quarter of 2006, compared to $108.9 million for the previous quarter and $81.2 million for the fourth quarter of 2005. On a per-rig-day basis, EBITDA was $10,384 for the fourth quarter of 2006, $11,046 for the third quarter of 2006 and $8,212 for the fourth quarter of 2005. Turnkey EBITDA per rig day in the fourth quarter was $7,444 and daywork EBITDA per rig day totaled $10,626.
Although turnkey EBITDA per rig day for the fourth quarter of 2006 was lower compared to the previous quarter, our turnkey business added $61.2 million, or 14%, of total Company EBITDA for 2006 and outpaced daywork EBITDA per rig day by 51% for the year.
Under the previously announced plan that authorizes the repurchase of up to $100 million of Grey Wolf common stock, the Company repurchased 9.3 million shares during 2006 at a total cost of $65.1 million. In the first quarter of 2007 to date, the Company repurchased an additional 1.2 million shares for $8.0 million.
During the first quarter of 2007, the Company expects to average 108 to 110 rigs working with six to eight of these rigs performing turnkey services. In addition, average daywork revenue per day is expected to increase by $200 to $300 as the Company’s new rigs enter the market and the effect of higher term contract dayrates from fourth quarter term contract renewals is realized. Depreciation expense of approximately $20.7 million, interest expense of approximately $3.5 million and an effective tax rate of approximately 37% are expected for the first quarter of 2007.

GREY WOLF, INC.
10370 Richmond Avenue • Suite 600 • Houston, Texas 77042-4136
(713) 435-6100 — Fax (713) 435-6170
www.gwdrilling.com

GREY WOLF, INC. — PRESS RELEASE — FEBRUARY 26, 2007
Grey Wolf has scheduled a conference call February 26, 2007 at 9:00 a.m. CT to discuss fourth quarter and year-end 2006 results. The call will be web cast live on the Internet through the Investor Relations page on the Company’s website at:
http://www.gwdrilling.com
To participate by telephone, call (800) 416-4612 domestically or (415) 908-4755 internationally ten to fifteen minutes prior to the starting time. The reservation number is 21322446. A replay of the conference call will be available by telephone from 11:00 a.m. CT on February 26, 2007 until 11:00 a.m. CT on February 28, 2007. The telephone number for the replay of the call is (800) 633-8284 domestically or (402) 977-9140 internationally and the access code is 21322446. The call will be available for replay through the Grey Wolf website for approximately two weeks after the conclusion of the call.
This press release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. The specific forward-looking statements cover our expectations and projections regarding: demand for the Company’s services; the benefits of term contracts; first quarter 2007 rig activity, dayrates, projected depreciation, projected tax rate and interest expense; expected new rig delivery schedule; projected capital expenditures in 2007 and projected returns on new build and refurbished rigs. These forward-looking statements are subject to a number of important factors, many of which are beyond our control, that could cause actual results to differ materially, including oil and natural gas prices and trends in those prices, the pricing and other competitive policies of our competitors, uninsured or under-insured casualty losses, cost of insurance coverage, changes in interest rates, unexpected costs under turnkey drilling contracts, weather conditions, and the overall level of drilling activity in our market areas. Please refer to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2006 for additional information concerning risk factors that could cause actual results to differ materially from these forward-looking statements.
Grey Wolf, Inc., headquartered in Houston, Texas, is a leading provider of turnkey and contract oil and gas land drilling services in the best natural gas producing regions in the United States with a current total drilling rig fleet of 118, which will increase to 121 with the expected addition of three new rigs by the end of the third quarter of 2007.

GREY WOLF, INC.
10370 Richmond Avenue • Suite 600 • Houston, Texas 77042-4136
(713) 435-6100 — Fax (713) 435-6170
www.gwdrilling.com

GREY WOLF, INC. — PRESS RELEASE — FEBRUARY 26, 2007

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(In thousands, except per share amounts)
	(Unaudited)		(Unaudited)
Revenues	$240,330	$204,149	$945,527	$696,979
Costs and expenses:
Drilling operations	133,065	119,846	516,787	418,644
Depreciation and amortization	19,963	16,469	74,010	61,279
General and administrative	6,877	4,563	24,305	16,248
(Gain) loss on the sale of assets	(1,519)	(110)	(11,895)	(115)
Gain on insurance proceeds	—	—	(4,159)	—

Total costs and expenses	158,386	140,768	599,048	496,056

Operating income (loss)	81,944	63,381	346,479	200,923
Other income (expense):
Interest income	3,106	1,387	11,486	3,573
Interest expense	(3,464)	(3,034)	(13,614)	(11,364)

Other income (expense), net	(358)	(1,647)	(2,128)	(7,791)

Net income before income taxes	81,586	61,734	344,351	193,132
Income taxes expense:
Current	34,382	9,072	123,114	11,717
Deferred	(5,321)	14,481	1,286	60,778

Total income tax expense (benefit)	29,061	23,553	124,400	72,495

Net income applicable to common shares	$52,525	$38,181	$219,951	$120,637

Net income per common share: (1)
Basic	$0.28	$0.20	$1.16	$0.63

Diluted	$0.24	$0.17	$0.98	$0.54

Weighted average common shares outstanding:
Basic	185,023	192,413	190,088	191,364

Diluted	228,657	236,327	233,818	235,412

	Three Months Ended
	December 31,
	2006	2005
Marketed Rigs at December 31	115	110

Average Rigs Working:
Ark-La-Tex	26	21
Gulf Coast	23	26
South Texas	28	29
Rocky Mountain	16	16
Mexico	—	1
Mid-Continent	17	15

Total Average Rigs Working(2)	110	108
(1) Please see “Computation of Earnings Per Share” included in this release.
(2) For the week ending February 15, 2007, the Company averaged 114 rigs working.

GREY WOLF, INC.
10370 Richmond Avenue • Suite 600 • Houston, Texas 77042-4136
(713) 435-6100 — Fax (713) 435-6170
www.gwdrilling.com

GREY WOLF, INC. — PRESS RELEASE — FEBRUARY 26, 2007
Operating data comparison for the three months ended December 31, 2006 and 2005.

	Three Months Ended			Three Months Ended
	December 31, 2006			December 31, 2005
	Daywork	Turnkey		Daywork	Turnkey
	Operations	Operations	Total	Operations	Operations	Total
	(Dollars in thousands except averages per rig day worked)
	(Unaudited)
Rig days worked	9,343	770	10,113	8,811	1,081	9,892
Contract drilling revenue	$201,708	$38,622	$240,330	$152,137	$52,012	$204,149
Drilling operating expenses	(100,297)	(32,768)	(133,065)	(85,494)	(34,353)	(119,847)
General and administrative expenses	(6,383)	(494)	(6,877)	(4,075)	(488)	(4,563)
Interest income	2,870	236	3,106	1,236	151	1,387
Gain (loss) on sale of assets	1,383	136	1,519	103	8	111

EBITDA	$99,281	$5,732	$105,013	$63,907	$17,330	$81,237

Average per rig day worked:
Contract drilling revenue	$21,589	$50,158	$23,764	$17,267	$48,115	$20,638
EBITDA	$10,626	$7,444	$10,384	$7,253	$16,031	$8,212
Operating data comparison for the year ended December 31, 2006 and 2005.

	Year Ended			Year Ended
	December 31, 2006			December 31, 2005
	Daywork	Turnkey		Daywork	Turnkey
	Operations	Operations	Total	Operations	Operations	Total
	(Dollars in thousands except averages per rig day worked)
	(Unaudited)
Rig days worked	35,662	3,899	39,561	33,718	3,511	37,229
Contract drilling revenue	$736,773	$208,754	$945,527	$538,250	$158,729	$696,979
Drilling operating expenses	(368,637)	(148,150)	(516,787)	(308,708)	(109,936)	(418,644)
General and administrative expenses	(22,025)	(2,280)	(24,305)	(14,750)	(1,498)	(16,248)
Interest income	10,365	1,121	11,486	3,236	337	3,573
Gain (loss) on sale of assets	10,633	1,262	11,895	111	4	115
Gain on insurance proceeds	3,675	484	4,159	—	—	—

EBITDA	$370,784	$61,191	$431,975	$218,139	$47,636	$265,775

Average per rig day worked:
Contract drilling revenue	$20,660	$53,540	$23,901	$15,963	$45,209	$18,721
EBITDA	$10,397	$15,694	$10,919	$6,470	$13,568	$7,139

GREY WOLF, INC.
10370 Richmond Avenue • Suite 600 • Houston, Texas 77042-4136
(713) 435-6100 — Fax (713) 435-6170
www.gwdrilling.com

GREY WOLF, INC. — PRESS RELEASE — FEBRUARY 26, 2007
Reconciliation of
Earnings before interest expense, taxes, depreciation
and amortization (EBITDA) to net income
applicable to common shares
(in thousands)
(Unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2006	2006	2005	2006	2005
Earnings before interest expense, taxes, depreciation, and amortization	$105,013	$108,940	$81,237	$431,975	$265,775
Depreciation and amortization	(19,963)	(18,700)	(16,469)	(74,010)	(61,279)
Interest expense	(3,464)	(3,514)	(3,034)	(13,614)	(11,364)
Total income tax expense	(29,061)	(31,464)	(23,553)	(124,400)	(72,495)

Net income applicable to common shares	$52,525	$55,262	$38,181	$219,951	$120,637

	December 31,	December 31,
	2006	2005
	(Unaudited)
	(In thousands)
Condensed Balance Sheet Data:
Cash and cash equivalents	$229,773	$173,145
Restricted cash	817	780
Other current assets	221,256	171,670

Total current assets	451,846	345,595
Net property and equipment	608,136	499,965
Other assets	27,002	23,475

Total assets	$1,086,984	$869,035

Current liabilities	$147,082	$95,149
Contingent convertible senior notes	275,000	275,000
Other long-term liabilities	9,877	12,403
Deferred income taxes	121,231	117,251
Shareholders’ equity	533,794	369,232

Total liabilities and equity	$1,086,984	$869,035

GREY WOLF, INC.
10370 Richmond Avenue • Suite 600 • Houston, Texas 77042-4136
(713) 435-6100 — Fax (713) 435-6170
www.gwdrilling.com

GREY WOLF, INC. — PRESS RELEASE — FEBRUARY 26, 2007
Computation of Earnings Per Share
(In thousands, except per share amounts)
(Unaudited)
     A reconciliation of the numerators and denominators of the basic and diluted earnings per share computation is as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Numerator:
Net income	$52,525	$38,181	$219,951	$120,637
Add interest expense on contingent convertible senior notes, net of related tax effects: (1)	2,088	1,780	8,117	6,596

Adjusted net income — diluted	$54,613	$39,961	$228,068	$127,233

Denominator:
Weighted average number of shares outstanding — basic	185,023	192,413	190,088	191,364
Effect of dilutive securities: Options-treasury stock method	703	1,399	887	1,552
Restricted stock	474	58	386	39
Contingent convertible senior notes (1)	42,457	42,457	42,457	42,457

Weighted average common shares outstanding — diluted	228,657	236,327	233,818	235,412

Earnings per share:
Basic	$0.28	$0.20	$1.16	$0.63

Diluted	$0.24	$0.17	$0.98	$0.54

(1) Please see our latest 10-Q for a description of our contingent convertible notes.

GREY WOLF, INC.
10370 Richmond Avenue • Suite 600 • Houston, Texas 77042-4136
(713) 435-6100 — Fax (713) 435-6170
www.gwdrilling.com